Exhibit 10.59

HOLLYFRONTIER CORPORATION
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Time-Based Vesting)
Pursuant to the terms and conditions of the HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “Plan”), and the associated Restricted Stock Unit Agreement (Time-Based Vesting) which has been made separately available to you (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one Share, plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Shares by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Cara Whitesel at Cara.Whitesel@hollyfrontier.com or 214.954.6530.

Grantee:	______________________
Date of Grant:	[●], 20[●] (“Date of Grant”)
Number of Restricted Stock Units:	______________________
Vesting Schedule:
The restrictions on all of the RSUs granted pursuant to the Agreement will expire and the RSUs will vest according to the following schedule (or on the first business day thereafter if the date below falls on a weekend) (each such date, a “Regular Vesting Date”); provided, that (except as otherwise provided in Section 6 of your Agreement) you remain in the employ of the Company or its Subsidiaries continuously from the Date of Grant through such Regular Vesting Dates (as determined under the Agreement).

On Each of the Following Regular Vesting Dates	Cumulative Portion of RSUs that will become Vested
December 15, 2018	One-third
December 15, 2019	One-third
December 15, 2020	One-third

Except as otherwise provided in Section 6 of your Agreement, all RSUs that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its Subsidiaries for any reason.

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Exhibit 10.59

The Shares you receive upon settlement will be taxable to you in an amount equal to the closing price of the Shares on the date of settlement. By accepting the RSUs you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, and (c) a copy of the Agreement and the Plan has been made available to you. By accepting the RSUs you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting of the RSUs.

HollyFrontier Corporation

George J. Damiris, Chief Executive Officer and President
Appendix A

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